Exhibit 99.1

Press Release Source: Resource Exchange of America On Wednesday September 29, 2010, 8:45 am EDT

SARASOTA, Fla., Sept. 29, 2010 (GLOBE NEWSWIRE) -- Resource Exchange of America Corporation (OTCBB:RXAC - News), a Florida-based recycling company, is pleased to announce that a Joint Venture has been formed with LT Trading Group, Inc., wherein REAC will retain the services of Mrs. Louisa Tsang of LT Trading Group, Inc.

"It gives me great pleasure to welcome Louisa Tsang on board," says Dana Pekas, CEO of REAC. "We believe she will prove a valuable asset to our Chinese operations and I look forward to expand our collaboration with her as we expand our core business."

Mrs. Tsang is a specialist consultant in the global import and export for China. She will serve as Sales Director within the Chinese sector, working to establish and develop a proficient base for REAC's operations there. Mrs. Tsang has a Bachelor of Business Administration and Finance from Hofstra University in New York. Before founding her own consulting company, she had worked at several financial firms, including Paine Webber, Clinton Group and TD Waterhouse, for a total of 9 years. Mrs. Tsang is fluent in a number of languages including English, Mandarin and Cantonese, and with her great experience in financial industry and great exposure in dealing with international trades, she will play a vital role in building relationships with Chinese clients.

"As specialists in the import and export, LT Trading Group, Inc has worked with REAC on a number of successful projects during the last three years," comments Mrs. Tsang. "I am excited at the prospect of developing a long and continued fruitful relationship between our two companies."

"Louisa Tsang brings with her a wealth of experience," adds Dana Pekas. "Her considerable skills and knowledge of the Chinese market are vital to our success in the region."

About Resource Exchange of America Corporation

Resource Exchange of America Corporation is working to become a recycling powerhouse by rolling up companies within asset recovery, processing and brokering of ferrous and nonferrous scrap metal. With its access to deep-water ports, the company will be able to sell the scrap metal to clients domestically as well as abroad. Resource Exchange of America Corporation will bring together the best companies within the recycling industry and elevate them to excellence, drawing on the strengths of the individual companies while combining forces to achieve synergies and be able to tackle the biggest jobs.

The Resource Exchange of America logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8018

Disclaimer -- Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Resource Exchange of America Corporation, visit www.resource-exchange.com or contact Investor Relations USA toll free 1(888)551-4115 or NY Local 1(646)405-4805 .